Exhibit 99.2

        Protective Life Secured Trust 2005-24 made no payment of interest or principal on its 5.50% Callable InterNotes® due 2013 during the fiscal year ended December 31, 2005. As such, no Report of Independent Registered Public Accounting Firm was prepared or is included in this Annual Report on Form 10-K.